Intermediate Bond Fund of America
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$69,068
Class B	$4,515
Class C	$5,285
Class F	$7,536
Total	$86,404
Class 529-A	$1,923
Class 529-B	$316
Class 529-C	$1,046
Class 529-E	$114
Class 529-F	$260
Class R-1	$65
Class R-2	$1,462
Class R-3	$1,592
Class R-4	$482
Class R-5	$1,331
Total	$8,591

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2539
Class B	$0.2084
Class C	$0.2050
Class F	$0.2583
Class 529-A	$0.2517
Class 529-B	$0.1999
Class 529-C	$0.2009
Class 529-E	$0.2342
Class 529-F	$0.2672
Class R-1	$0.2035
Class R-2	$0.2052
Class R-3	$0.2304
Class R-4	$0.2545
Class R-5	$0.2748

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	268,238
Class B	20,878
Class C	24,959
Class F	31,147
Total	345,222
Class 529-A	8,046
Class 529-B	1,597
Class 529-C	5,394
Class 529-E	511
Class 529-F	1,085
Class R-1	351
Class R-2	7,473
Class R-3	7,012
Class R-4	2,062
Class R-5	4,856
Total	38,387

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.39
Class B	$13.39
Class C	$13.39
Class F	$13.39
Class 529-A	$13.39
Class 529-B	$13.39
Class 529-C	$13.39
Class 529-E	$13.39
Class 529-F	$13.39
Class R-1	$13.39
Class R-2	$13.39
Class R-3	$13.39
Class R-4	$13.39
Class R-5	$13.39